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                                                                [Conformed Copy]

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                            SBC COMMUNICATIONS INC.,

                        SBC INTERNET COMMUNICATIONS, INC.

                                       and

                       PRODIGY COMMUNICATIONS CORPORATION



                          Dated as of October 17, 2001
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                                TABLE OF CONTENTS


                                                                            Page

                                    RECITALS

                                    ARTICLE I

                                   Definitions


                                   ARTICLE II

                                The Tender Offer

2.1.    Tender Offer..........................................................7

                                  ARTICLE III

                      The Merger; Closing; Effective Time

3.1.    The Merger............................................................8
3.2.    Closing...............................................................9
3.3.    Effective Time........................................................9

                                  ARTICLE IV

      Certificate of Incorporation, Bylaws and Officers and Directors of
                           the Surviving Corporation

4.1.    The Certificate of Incorporation......................................9
4.2.    The Bylaws............................................................9
4.3.    Directors.............................................................9
4.4.    Officers..............................................................9
4.5.    Board of Directors; Committees.......................................10
4.6.    Actions by Directors.................................................10

                                   ARTICLE V

           Effect of the Merger on Capital Stock; Payment Procedures

5.1.    Effect on Capital Stock..............................................10
5.2.    Payment Procedures...................................................11
5.3.    Dissenters' Rights...................................................12

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                                                                            Page

                                  ARTICLE VI

                        Representations and Warranties

6.1.    Representations and Warranties of the Company........................13
6.2.    Representations and Warranties of Parent and Merger Sub..............20

                                  ARTICLE VII

                                   Covenants

7.1.    Interim Operations...................................................21
7.2.    Information Supplied.................................................23
7.3.    Stockholders Meeting.................................................23
7.4.    Filings; Other Actions; Notification.................................24
7.5.    Access...............................................................25
7.6.    Publicity............................................................25
7.7.    Stock Options........................................................26
7.8.    Expenses.............................................................26
7.9.    Indemnification; Directors' and Officers' Insurance..................26
7.10.   Benefits and Other Matters...........................................28
7.11.   Consummation of the Merger...........................................29

                                 ARTICLE VIII

                                  Conditions

8.1.    Conditions to Each Party's Obligation to Effect the Merger...........29

                                  ARTICLE IX

                                  Termination

9.1.    Termination by Mutual Consent........................................30
9.2.    Termination by Either the Company or Parent..........................30
9.3.    Termination by the Company...........................................31
9.4.    Termination by Parent................................................31
9.5.    Effect of Termination and Abandonment................................31

                                   ARTICLE X

                           Miscellaneous and General

10.1.   Survival.............................................................31
10.2.   Modification or Amendment............................................31
10.3.   Waiver of Conditions.................................................32

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                                                                            Page

10.4.   Counterparts.........................................................32
10.5.   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL........................32
10.6.   Notices..............................................................33
10.7.   Entire Agreement.....................................................34
10.8.   No Third Party Beneficiaries.........................................34
10.9.   Obligations of Parent and of the Company.............................34
10.10.  Severability.........................................................34
10.11.  Interpretation.......................................................35
10.12.  Assignment...........................................................35

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                  AGREEMENT AND PLAN OF MERGER (hereinafter called this
"Agreement"), dated as of October 17, 2001, among Prodigy Communications Corporation, a Delaware corporation (the "Company"), SBC Communications Inc., a Delaware corporation ("Parent"), and SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub," and the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

                  WHEREAS, Merger Sub and Parent on October 2, 2001 commenced a tender offer (the "Original Offer") for all outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares") at a price of $5.45 per share;

                  WHEREAS, Merger Sub and Parent are willing, pursuant to and subject to the terms and conditions of this Agreement to amend the Original Offer in the manner contemplated by this Agreement;

                  WHEREAS, the Special Committee has unanimously (i) determined that the Company will recommend that its stockholders accept the Amended Offer and (ii) determined that this Agreement is fair to the Company and its stockholders (other than the SBC Companies) and (iii) recommended to the Executive Steering Committee of the Company's Board of Directors and the Company's Board of Directors that they approve and adopt this Agreement and the Merger;

                  WHEREAS, the Executive Steering Committee of the Board of Directors of the Company has unanimously recommended and approved this Agreement and the transactions contemplated hereby in accordance with the Company's Amended and Restated Certificate of Incorporation;

                  WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously approved, by all directors who voted, the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and have approved and adopted this Agreement;

                  WHEREAS, in order to induce Merger Sub and Parent to make the Amended Offer and to enter into this Agreement, each stockholder of Prodigy that beneficially owns at least 10% of the Shares has agreed to tender all Shares owned by it into the Amended Offer and to vote in favor of the Merger in accordance with the terms of a letter agreement, dated the date hereof; and
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                  WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   Definitions

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "Affiliate" means, with respect to any Person, any other Person which would constitute an "affiliate" of such Person within the meaning of Rule 12b-2 under the Exchange Act. In no event shall Parent and its Subsidiaries and the Telmex Affiliates be considered Affiliates of each other.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Amended Offer" shall have the meaning set forth in Section 2.1(a).

         "Amended Offer Documents" shall have the meaning set forth in Section 2.1(c).

         "Audit Date" shall have the meaning set forth in Section 6.1(e).

         "Bankruptcy and Equity Exception" shall have the meaning set forth in
Section 6.1(c)(i).

         "Bonus Plan" shall have the meaning set forth in Section 7.10(c).

         "Bylaws" shall have the meaning set forth in Section 4.2.

         "Certificate" shall have the meaning set forth in Section 5.1(a).

         "Certificate of Merger" shall have the meaning set forth in Section
3.3.

         "Charter" shall have the meaning set forth in Section 4.1.

         "Class B Share" shall have the meaning set forth in Section 6.1(b).

         "Closing" shall have the meaning set forth in Section 3.2.

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         "Closing Date" shall have the meaning set forth in Section 3.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Costs" shall have the meaning set forth in Section 7.9(a).

         "Company" shall have the meaning set forth in the Preamble.

         "Company Disclosure Schedule" shall have the meaning set forth in
Section 6.1.

         "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that includes the Company or any predecessor of or successor to Company (or another such predecessor or successor), and any partnership, limited liability company or other entity in which more than 20% of the stock, capital or profits interest is directly or indirectly owned by the Company.

         "Company IP Rights" shall have the meaning set forth in Section 6.1(i).

         "Company Material Adverse Effect" means any change, event or effect that has a material adverse effect on the financial condition, properties, prospects, business or results of operations of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement.

         "Company Option" shall have the meaning set forth in Section 6.1(b).

         "Company Requisite Vote" shall have the meaning set forth in Section 6.1(c)(i).

         "Company Reports" shall have the meaning set forth in Section 6.1(e).

         "Compensation and Benefit Plans" shall have the meaning set forth in
Section 6.1(h).

         "Constituent Corporations" shall have the meaning set forth in the Preamble.

         "Contract" means any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

         "Current Premium" shall have the meaning set forth in Section 7.9(c).

         "DGCL" shall have the meaning set forth in Section 3.1.

         "Dissenting Shares" shall have the meaning set forth in Section 5.1(a).

         "D&O Insurance" shall have the meaning set forth in Section 7.9(c).

         "Dissenting Stockholders" shall have the meaning set forth in Section 5.1(a).

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         "Effective Time" shall have the meaning set forth in Section 3.3.

         "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Shares" shall have the meaning set forth in Section 5.1(a).

         "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entity" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (including any self-regulatory organization or national securities exchange).

         "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

         "Indemnified Parties" shall have the meaning set forth in Section
7.9(a).

         "Intellectual Property Rights" means all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

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         "IRS" means the Internal Revenue Service.

         "Law" means any federal, state, local, foreign or international law, statute, ordinance, rule, regulation, treaty, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

         "Merger" shall have the meaning set forth in the Recitals.

         "Merger Consideration" shall have the meaning set forth in Section 5.1(a).

         "Merger Sub" shall have the meaning set forth in the Preamble.

         "Nasdaq National Market" means the Nasdaq Stock Market's National
Market.

         "Order" shall have the meaning set forth in Section 8.1(c).

         "Original Offer" shall have the meaning set forth in the Recitals.

         "Parent" shall have the meaning set forth in the Preamble.

         "Parent Disclosure Schedule" shall have the meaning set forth in
Section 6.2.

         "Parent Material Adverse Effect" means any change, event or effect that has a material adverse effect on Parent's ability to perform its obligations under this Agreement.

         "Payment Agent" shall have the meaning in Section 5.2(a).

         "Payment Fund" shall have the meaning set forth in Section 5.2(a).

         "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

         "Preferred Shares" shall have the meaning set forth in Section 6.1(b).

         "Proxy Statement" shall have the meaning set forth in Section 7.3.

         "Representatives" shall have the meaning set forth in Section 7.5.

         "SBC Companies" means Parent, Merger Sub and any other Affiliate of Parent except the Company and its Subsidiaries.

         "SBC Designees" are the directors of the Company elected by Merger Sub as holder of the Class B Share.

         "Schedule 13E-3" shall have the meaning set forth in Section 2.1(a).

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         "Schedule 14D-9" shall have the meaning set forth in Section 2.1(a).

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means the shares of Class A common stock, par value $0.01 per share, of the Company.

         "Special Committee" means the Independent Directors Committee of the Board of Directors of the Company, which was granted the authority by the Board of Directors to consider the Original Offer or any amended offer and determine what recommendation the Company would make to its stockholders with respect to the Original Offer or any amended offer and which was later granted the authority to consider and make recommendations regarding this Agreement.

         "SPP" shall have the meaning set forth in Section 7.10(b).

         "Stock Plans" shall have the meaning set forth in Section 6.1(b).

         "Stockholders Meeting" shall have the meaning set forth in Section 7.3.

         "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

         "Surviving Corporation" shall have the meaning set forth in Section
3.1.

         "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

         "Tax Returns" shall mean all reports and returns required to be filed on or before the Closing Date with respect to the Taxes of the Company or the Company Group including, without limitation, consolidated federal income tax returns of the Company Group.

         "Telmex" means Telefonos de Mexico, S.A. de C.V.

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      "Telmex Affiliates" means Telmex, Telmex Financial Ventures, LLC, Carso
Global Telecom, S.A. de C.V. and certain other persons and entities associated with Telmex.

      "Voting Debt" shall have the meaning set forth in Section 6.1(b).

                                   ARTICLE II

                                The Tender Offer

      2.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within three business days of the date hereof, Parent shall cause Merger Sub to amend the Original Offer to increase the price to $6.60 per Share in cash, net to the seller, subject to the conditions set forth in Annex A hereto (as amended, the "Amended Offer") and Parent and Merger Sub will file with the SEC an amendment to the Schedule TO, as amended, filed with respect to the Original Offer. The Amended Offer Documents shall contain a supplement to the Offer to Purchase, which shall be mailed to the holders of Shares and which shall describe this Agreement and the negotiations preceding this Agreement and shall amend the Original Offer to provide that the Amended Offer shall only be subject to the conditions set forth in Annex A hereto, and to extend the expiration date of the Amended Offer to 12:00 midnight New York City time on the date ten business days after the date of the Amended Offer Documents, it being understood and agreed that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall in all material respects be on the same terms and subject to the same conditions as the Original Offer. Without the prior written consent of the Company, Merger Sub shall not decrease the price per Share, impose additional conditions to the Amended Offer, extend the expiration date of the Amended Offer if the conditions to the Amended Offer have been satisfied, or amend any other term of the Amended Offer in any manner materially adverse to the holders of Shares; provided, however, that Merger Sub shall be permitted (but shall not be required), without the consent of the Company, to elect to provide a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act. Merger Sub shall not be required to extend the expiration date of the Amended Offer if the conditions to the Amended Offer have not been satisfied, provided that Merger Sub shall extend the Amended Offer for up to a total of 20 business days (not more than 10 business days per extension) if the event giving rise to the failure to satisfy a condition is curable within such 20 business day period; provided, further, that if such condition is not satisfied at the end of such 20 business day period, Merger Sub shall not be obligated to extend the Amended Offer. Subject to the terms and conditions of the Amended Offer, Merger Sub will promptly pay for all Shares duly tendered that it is obligated to purchase thereunder.

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      (b) The Special Committee, under authority delegated by the Company's
Board of Directors, shall cause the Company to recommend acceptance of the Amended Offer to the Company's stockholders in an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (as so amended, the "Schedule 14D-9") to be filed with the SEC upon amendment of the Original Offer, provided that such recommendation may subsequently be withdrawn, modified or amended to the extent that the Special Committee determines, upon advice by outside counsel, that the fiduciary duties of the Special Committee under applicable law require such withdrawal, modification or amendment. The Company, Parent and Merger Sub agree to file a Joint Transaction Statement on Schedule 13E-3 with the SEC upon amendment of the Original Offer (the "Schedule 13E-3").

      (c) Parent agrees, as to the Supplement to the Offer to Purchase and related Letter of Transmittal (which together constitute the "Amended Offer Documents") and the Schedule 13E-3 and the Company agrees, as to the Schedule 14D-9 and the Schedule 13E-3, that such documents shall, in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Amended Offer Documents, and Parent and its counsel, as to the
Schedule 14D-9, shall be given an opportunity to review such documents and any subsequent amendments thereto prior to their being filed with the SEC.

      (d) In connection with the Amended Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub an updated list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Merger Sub or its agents may reasonably request in communicating the Amended Offer to the record and beneficial holders of Shares. Merger Sub will reimburse the Company for such assistance in accordance with Rule 14d-5 under the Exchange Act.

                                  ARTICLE III

                       The Merger; Closing; Effective Time

      3.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue


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unaffected by the Merger, except as set forth in Article IV. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

      3.2. Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day after which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

      3.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL (or, in the event that Section 7.3(b) hereof is applicable, Section 253 of the DGCL). The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware, unless such Certificate of Merger specifies a later effective date in which event the Merger shall become effective on such later date (the "Effective Time").

                                   ARTICLE IV

                Certificate of Incorporation, Bylaws and Officers
                   and Directors of the Surviving Corporation

      4.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law.

      4.2. The Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

      4.3. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

      4.4. Officers. The officers designated by Parent prior to or at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or


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until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

      4.5. Board of Directors; Committees. If requested by Parent, the Company will, promptly following the purchase by Merger Sub of Shares pursuant to the Amended Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of Class A directors on the Company's Board of Directors multiplied by (y) the percentage that the number of Shares so accepted for payment plus any Shares beneficially owned by Parent or its subsidiaries on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment. In furtherance thereof, the Company will secure the resignation of directors as is necessary to permit the necessary number of Parent designees to be elected as Class A directors to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members who are members of the Special Committee, and who are otherwise qualified to serve as members of a committee of disinterested directors. Promptly following the purchase by Merger Sub of Shares pursuant to the Amended Offer, the Company, if so requested, will use its reasonable efforts to cause persons designated by Parent to constitute the same percentage provided above of each committee of the Company's Board of Directors, each Board of Directors of each Subsidiary of the Company and each committee of each such board (in each case to the extent the Company has the ability to elect such persons). The Company shall include in the
Schedule 14D-9 such information as is required under such Schedule.

      4.6. Actions by Directors. Prior to the Effective Time, the approval of the Special Committee shall be required to authorize any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with, or enforcement of, any of the agreements or conditions contained herein, for the benefit of the Company.

                                   ARTICLE V

                     Effect of the Merger on Capital Stock;
                               Payment Procedures

      5.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

      (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub


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or any other direct or indirect wholly owned Subsidiary of Parent or Shares that are owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and in each case not held on behalf of third parties or Shares ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into the right to receive, and become exchangeable for, $6.60 in cash (the "Merger Consideration"). At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration.

      (b) Cancellation of Excluded Shares. Subject to Section 5.3 hereof, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

      (c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one Share.

      (d) Class B Share. The Class B Share shall remain issued and outstanding and shall not be affected by the Merger.

      5.2. Payment Procedures.

      (a) Payment Agent. Prior to the Closing Date, Parent shall select a payment agent, which Person shall be reasonably satisfactory to the Company, to act as payment agent for the Merger (the "Payment Agent"). Parent shall make available or cause to be made available from time to time to the Payment Agent amounts sufficient in the aggregate to provide all funds necessary for the Payment Agent to make payments pursuant to Section 5.2(b) hereof to holders of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Payment Agent, in connection with the exchange of cash for Shares.

      (b) Procedures for Payment. As soon as practicable after the Effective Time, Parent shall instruct the Payment Agent to mail to each holder of a Certificate or Certificates formerly evidencing Shares (other than Excluded Shares) (i) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of such Certificate(s) to the Payment Agent) and (ii) instructions to effect the surrender of the Certificate(s) in exchange for the Merger Consideration. Each holder of such Certificate(s) upon surrender to the Payment Agent of such holder's Certificate(s) with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid in cash the amount to which such


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holder is entitled, pursuant to this Agreement, as payment of the Merger
Consideration (without any interest accrued thereon). After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

      (c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

      (d) Termination of the Payment Agent. After the date that is 180 days after the Effective Time, any stockholders of the Company who have not complied with this Article shall thereafter look only to Parent for payment for their Shares upon due surrender of Certificate(s) that formerly represented their Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Payment Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

      5.3. Dissenters' Rights. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration. Dissenting Stockholders shall be entitled to receive payment of the fair value of such shares in accordance with Section 262 of the DGCL, except that all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to dissent under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to represent only the right to receive, as of the Effective Time, the Merger Consideration, without any interest thereon, upon surrender of the Certificates evidencing such Shares. The Company shall give Parent (i) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, or settle, any such demands.

                                   ARTICLE VI

                         Representations and Warranties

      6.1. Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub that:

      (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws of the Company and the comparable governing instruments of any of its Subsidiaries, each as amended to date. The Company's certificate of incorporation and bylaws and the comparable governing instruments of any of its Subsidiaries so made available are in full force and effect.

      (b) Capital Structure. The authorized capital stock of the Company consists of 280,000,000 Shares, of which 70,480,750 Shares were outstanding as of the close of business on August 7, 2001, 1 share of Class B common stock, par value $0.01 per share (the "Class B Share"), which share is outstanding and currently held by Merger Sub, and 10,000,000 shares of Series Preferred Stock, $0.01 par value per share (the "Preferred Shares"), of which no shares are outstanding as of the date hereof. All of the outstanding Shares and the Class B Share have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares, Class B Shares or Preferred Shares reserved for issuance, except that there are not more than 10,975,000 Shares reserved for issuance pursuant to the Company's stock option and purchase plans (collectively, the "Stock Plans"), of which no more than 6,073,137 Shares are subject to issuance, and approximately 50,448,283 Shares are issuable upon conversion of the Class B Share. The Company Disclosure Schedule contains a correct and complete list of each outstanding option or other right to purchase Shares under the Stock Plans (each a "Company Option"), including the holder, date of grant, exercise or purchase price and number of Shares subject thereto. The Company owns the balance of partnership units of Prodigy Communications Limited Partnership not owned by Merger Sub. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company and/or a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above and except for certain rights of Merger Sub, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for shares of capital stock or other securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

      (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares (the "Company Requisite Vote"). This Agreement is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

      (ii) The Special Committee has determined that this Agreement and the Merger are fair to the Company and its stockholders (other than the SBC Companies) and that the Company will recommend to its stockholders that they accept the Amended Offer. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee and following unanimous approval by the Executive Steering Committee, has, by those directors who voted,
(A) unanimously adopted and approved this Agreement and the Merger and the other transactions contemplated hereby and determined the Merger to be advisable, (B) unanimously recommended that the holders of the Shares, other than the SBC Companies, vote in favor of adoption of this Agreement and authorization of the Merger contemplated hereby and (C) unanimously approved the business combination contemplated hereby for the purposes of Section 203 of the DGCL, including approval of the use by Parent and Merger Sub of a newly formed Delaware corporation and any acquisition of Shares by such newly formed corporation in the business combination in the event that Parent makes the designation described in the proviso to Section 10.12 hereof, provided, that such recommendations may be withdrawn, modified or amended to the extent that the Company's Board of Directors determines, upon advice by outside counsel, that fiduciary duties of the Board of Directors under applicable law require such withdrawal, modification or amendment. The Special Committee has received the opinion of its financial advisors, Deutsche Banc Alex. Brown Inc., to the effect that, as of the date of such opinion, and subject to the limitations set forth therein the consideration to be received by the holders of the Shares in the Amended Offer and the Merger is fair from a financial point of view to such holders (other than the SBC Companies).

      (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 3.3, (B) under the Exchange Act and/or the Securities Act, (C) required to be made with the Nasdaq National Market and (D) any filings and/or notices required to be made by the SBC Companies, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

      (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by Merger Sub of the Amended Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the contracts to which the Company or any of its Subsidiaries is a party, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Section 6.1(d) of the Company Disclosure Schedule sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

      (e) Company Reports; Financial Statements. The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2000 (the "Audit Date"), including the Company's Annual Report on Form 10-K for the year ended December 31, 2000, in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (except in each case as may be indicated in the notes thereto and, in the case of unaudited statements, subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

      (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change, event or effect that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods except as required by GAAP. Since the Audit Date, neither the Company nor any of its Subsidiaries has terminated, established, adopted, entered into, made any new grants or awards under, amended or otherwise modified, any Compensation and Benefit Plans or increased the salary, wage, bonus or other compensation payable, or that could become payable, by the Company or any of its Subsidiaries to any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases).

      (g) Compliance with Laws; Permits. Except as set forth in Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in material violation of any Laws. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the executive officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such

Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

      (h) Employee Benefits. (i) Set forth in Section 6.1(h) of the Company Disclosure Schedule are all significant compensation and benefit plans, contracts, policies or arrangements currently in effect covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Compensation and Benefit Plan, and all amendments thereto have been provided to Parent.

      (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the executive officers of the Company, threatened material litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

      (iii) The Company will make the GUST (as defined in Rev. Proc. 2000-20) amendments that are applicable to each qualified employee benefit plan prior to December 31, 2001. To the knowledge of the Company, no event has occurred (or failed to occur) which would negatively impact the qualified status of such employee benefit plans under Section 401(a) of the Code and for the related trusts to maintain their tax-exempt status under Section 501(a) of the Code.

      (iv) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or its Subsidiaries may amend or terminate any such benefits at any time without incurring any liability thereunder.

      (v) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the consummation of the Amended Offer or the other transactions contemplated by this Agreement nor any other action taken or failed to be taken by the Company prior to the execution of this Agreement will (a) limit the Company's right, in its sole discretion, to administer, amend or terminate any Compensation and Benefit Plan or any related trust instrument, (b) entitle any employees of the Company or any of its Subsidiaries to severance pay, (c) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits or awards under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (d) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans. The Company has the right, in its sole discretion, to amend or terminate any Compensation and Benefit Plan or any related trust either before or after the Effective Time. The Company has made available to Parent, and listed on Section 6.2(h)(iv) of the Company Disclosure Schedule, each employment agreement between it and any employee of the Company or its Subsidiaries.

      (i) Intellectual Property. The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights necessary or required for the operation of their business as currently conducted (collectively, "Company IP Rights"), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. The Company's use of the Company IP Rights does not infringe any Intellectual Property Rights of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

      (j) Environmental Matters. Except as set forth in Section 6.1(j) of the Company Disclosure Schedule and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse
Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the

Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

      (k) Tax Matters. (i) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to the Company Group, including the Company, have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects and all Taxes shown to be due on the Tax Returns have been or will be timely paid in full;

      (ii) no claim has ever been made by a Governmental Entity where any member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

      (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired and all deficiencies asserted or assessments made as a result of such examinations have been paid in full and no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending;

      (iv) the relevant member of the Company Group has duly and timely withheld and paid (A) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or stockholder, and (B) amounts required to be deducted from amounts received from customers (including, but not limited to, sales, use and excise Taxes);

      (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company Group;

      (vi) no member of the Company Group will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing;

      (vii) there are no liens on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax and no member of the Company Group has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which Seller was the common parent;

      (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to any member of the Company Group;

      (ix) neither the Company or any predecessor to the Company has made with respect to the Company, or any predecessor of the Company any consent under
Section 341 of the Code and no member of the Company Group has been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; and

      (x) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

      (l) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Amended Offer, the Merger or the other transactions contemplated in this Agreement except that the Company has employed Deutsche Banc Alex. Brown Inc. as financial advisors to the Special Committee.

      6.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub each hereby represents and warrants to the Company that:

      (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

      (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Amended Offer, the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Amended Offer, the Merger and the other transactions contemplated hereby and the sole stockholder of Merger Sub has duly adopted this Agreement. This Agreement is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

      (c) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 3.3, (B) under the Securities Act and/or the Exchange Act and (C) required to be made with the New York Stock Exchange, Inc. and the Nasdaq National Market, no notices, reports or other filings are required to be made by Parent, Merger Sub or any other SBC Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Merger Sub or any other SBC Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Amended Offer, the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

      (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Amended Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or (B) a breach or violation of, or a default under, any Contract binding upon Parent or Merger Sub or any Law or governmental or non-governmental permit or license to which Parent or Merger Sub is subject, except, in the case of clause (B) above, for any breach, violation or default that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

      (d) Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent and Merger Sub have employed Goldman, Sachs & Co. as their financial advisors.

      (e) Financing. Parent has all the funds necessary to consummate the Amended Offer and the Merger and pay for all shares tendered or exchanged pursuant thereto.


                                   ARTICLE VII

                                    Covenants

      7.1. Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time

(unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

      (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

      (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or bylaws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

      (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iii) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business; or (iv) by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity;

      (d) neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except (x) increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) or (y) actions taken pursuant to Section 7.7, (ii) amend any existing, or enter into any new, employment agreements with employees of the Company or its Subsidiary or (iii) take any action that would cause an acceleration of any employee rights under any Compensation and Benefit Plan, including but not limited to any vesting of stock options prior to the Effective Time;

      (e) neither it nor any of its Subsidiaries shall file, settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

      (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

      (g) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

      (h) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

      7.2. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Schedule 14D-9 or (ii) the Amended Offer Documents, in each case in connection with the transactions contemplated by this Agreement, will, at the time such materials are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Schedule 14D-9 and the Company and Parent will cause the Amended Offer Documents to comply as to form in all material respects with the applicable provisions of the Securities Act and/or Exchange Act and the rules and regulations thereunder.

      7.3. Stockholders Meeting. (a) If required following the consummation of the Amended Offer, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable to consider and vote upon the adoption of this Agreement and the authorization of the Merger contemplated hereby and shall recommend that stockholders vote in favor of adoption of this Agreement and authorization of the Merger. The Company shall take all lawful action to solicit the requisite approval of stockholders. In the event that the Special Committee or Board of Directors of the Company does not make or withdraws the recommendation contemplated above, the Company still agrees to convene the Stockholders Meeting to consider and vote upon the adoption of this Agreement and authorization of the Merger. At any such meeting of the stockholders of the Company, Parent shall cause all of the Shares then owned by the Parent, Merger Sub and Parent's subsidiaries will be voted in favor of this Agreement. The Company's proxy or information statement with respect to such meeting of stockholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Parent and its subsidiaries furnished to the Company by Parent specifically for use in the Proxy Statement. Parent agrees that the information it provides for the Proxy Statement will comply with the Exchange Act in all material respects. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without prior consultation with Purchaser and its counsel.

            (b) Notwithstanding Section 7.3(a) hereof, in the event that Parent, Merger Sub or any other Subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares pursuant to the Amended Offer or otherwise, the parties hereto shall, subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

            (c)   The Company's obligation to make a recommendation under this
Section 7.3 shall at all times remain subject to the fiduciary duties of the Company's Board of Directors imposed under applicable Law, in the event that, if required by such fiduciary duties determined in good faith, on the basis of advice of outside counsel, the Board of Directors of Company shall have withdrawn or modified its recommendation that stockholders approve and adopt this Agreement.

            7.4.  Filings; Other Actions; Notification. (a) In accordance with
Section 2.1 hereof, Parent and Merger Sub shall promptly after the date hereof prepare and file with the SEC the Amended Offer Documents. The Company shall promptly after the date hereof prepare and file with the SEC an amendment to its
Schedule 14D-9, and the Company, Parent and Merger Sub shall promptly prepare and file with the SEC the Schedule 13E-3. Thereafter, the Company, Parent and Merger Sub shall promptly prepare and file with the SEC any amendments or further amendments required by the Exchange Act.

            (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Amended Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation including, if necessary, without limitation, a proxy statement with respect to the Merger to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. The Company and

Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Amended Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

            (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Amended Offer Documents, the
Schedule 14D-9, the Schedule 13E-3, any proxy statement or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Amended Offer, the Merger and the transactions contemplated by this Agreement.

            (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

            (e) The Company shall give prompt notice to Parent of any change that is reasonably likely to result in a Company Material Adverse Effect.

            7.5. Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford the Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company's properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent and its Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers.

            7.6. Publicity. The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except in each case as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

            7.7. Stock Options. Prior to the Effective Time, the Company and Parent shall take such actions as may be necessary such that immediately prior to the Effective Time each Company Option, whether or not then exercisable or vested, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option and (y) the excess of the Merger Consideration over the exercise price per Share under such Company Option.

            7.8. Expenses. Parent shall pay all charges and expenses, including those of the Payment Agent, in connection with the transactions contemplated in
Article V. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the mailing of the Schedule 14D-9 shall be borne by the Company, and the expenses incurred in connection with the mailing of the Amended Offer Documents shall be borne by Parent.

            7.9. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, penalties, damages or liabilities (collectively, "Costs") incurred or suffered in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to and including the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law), provided, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation.

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would, in the reasonable opinion of counsel for the Indemnified Parties, present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. For a period of six years following the Effective Time, Parent agrees to cause the Surviving Corporation not to amend the Charter or the Bylaws in any manner that would adversely affect in any material respect the rights of the Indemnified Parties existing at the Effective Time.

            (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of an amount equal to the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that in lieu of maintaining the Company's existing D&O Insurance, the Surviving Corporation may substitute therefor policies (which may be "tail" policies) of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder; provided, further, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium; and provided, further, that the Surviving Corporation may reduce the D&O Insurance coverage limits by up to $20 million if Parent provides indemnification in the amount of any reduction on terms and conditions at least as favorable to the insureds under the D&O Insurance as is provided by the D&O Insurance.

            (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

            (e) Parent agrees that it shall cause the Surviving Corporation to perform its obligations under this Section 7.9.

            (f) The provisions of this Section survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

            7.10. Benefits and Other Matters.

            (a) Following the Effective Time, Parent shall, and shall cause the SBC Companies to, recognize service with the Company and any of its respective Subsidiaries which prior to the date hereof has been recognized by the Company and/or such Subsidiaries (including service with Parent or its Affiliates) prior to the Effective Time for purposes of eligibility, participation and vesting under any benefit plans of Parent or the SBC Companies in which the particular employee or former employee of the Company or its respective Subsidiaries is eligible to participate to the same extent as if such service had been rendered to Parent or any of the SBC Companies; provided, however, that the foregoing shall not result in any duplication of benefits for the same period of service. From and after the Effective Time, Parent shall, and shall cause the SBC Companies to, recognize any and all eligible out-of-pocket expenses of each employee or former employee of the Company and its Subsidiaries for purposes of determining such employee's and former employee's (including their beneficiaries and dependents) deductible and co-payment expenses under Parent or any of the SBC Companies medical benefit plans in which they are eligible to participate. Parent shall waive, or cause to be waived, and shall cause the SBC Companies to waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of the SBC Companies in which employees of Company and its Subsidiaries (and their respective eligible dependents) will be eligible to participate on or following the Effective Time to the extent such pre-existing condition limitation was waived or satisfied under the comparable plan of the Company or its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 7.10 shall alter the benefits rights, obligations or status of any former SBC Company employee with respect to benefits in effect as a result of prior employment with or termination of employment with any SBC Company.

            (b) The Company shall take such action as is necessary to ensure that all offering periods under such Company's Stock Purchase Plan (the "SPP") shall cease effective November 15, 2001 and to terminate the SPP immediately prior to the Effective

Time. Further, the Company shall take such actions as are necessary so that there are no new participants and no increases in current participant elections permitted by the SPP.

            (c) Parent acknowledges that the Company's Board of Directors has been considering performance-based discretionary payments in excess of the standard award (100%), as permitted under the Prodigy Employee Incentive Bonus Program (such plan, together with the Prodigy Executive Incentive Bonus Program, the "Bonus Plan"). Prior to the Effective Time, the Company shall not make any commitments with respect to discretionary payments under the Bonus Plan. Following the Effective Time, Parent commits to consider payments in excess of the standard award. Parent will cause the Company to honor the obligations under the Bonus Plan, in accordance with their terms set forth on the Company Disclosure Schedule, including consideration of discretionary payments commensurate with the Company's financial results for calendar year 2001 as compared to the Company's 2001 budget previously approved by the Company's Board of Directors.

            (d) The relocation policy set forth on the Company Disclosure Schedule shall continue in accordance with its terms until December 31, 2001.

            (e) Parent and Company agree to each designate one individual to review the employee retention needs of the Company and to determine a program for retention in a manner, form and amount that is satisfactory to Parent.

            7.11. Consummation of the Merger. The Company, Parent and Merger Sub shall take such reasonable actions as may be reasonably necessary to cause the Effective Time to occur as promptly as reasonably practicable following consummation of the Amended Offer.

                                  ARTICLE VIII

                                   Conditions

            8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly authorized, in each case by the relevant holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

            (b) Purchase of Shares. Merger Sub (or another subsidiary of Parent) shall have purchased Shares pursuant to the Amended Offer.

            (c)   Regulatory Consents. Other than the filing provided for in
Section 3.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or any of its Subsidiaries or Parent or any other SBC Company with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or any of its Subsidiaries or Parent or any other SBC Company from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

            (d) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, proposed, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (an "Order"), and no Governmental Entity shall have instituted any proceeding (that is still in effect or continuing on the Closing Date) seeking any such Order.

                                   ARTICLE IX

                                   Termination

            9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

            9.2. Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either the Company or Parent if (i) the Merger shall not have been consummated by January 31, 2002,
(ii) the Company Requisite Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained) or (iv) Merger Sub, or any SBC Company, shall have terminated the Amended Offer without purchasing any Shares pursuant thereto; provided, in the case of termination of this Agreement by Parent, such termination of the Amended Offer is not in violation of the terms of the Amended Offer; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

            9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by action of the Board of Directors of the Company if there has been a breach in any respect material in the context of the transaction of any covenant or agreement made by Parent or Merger Sub in this Agreement and such breach is not curable or, if curable, is not cured within 15 days after written notice thereof is given by the Company to Parent.

            9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Parent if (i) there has been a breach in any respect material in the context of the transaction of any covenant or agreement made by the Company in this Agreement, and such breach is not curable or, if curable, is not cured within 15 days after written notice thereof is given by Parent to the Company, (ii) the Company shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its recommendation of the Amended Offer or shall have resolved to do any of the foregoing.

            9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

                                    ARTICLE X

                            Miscellaneous and General

            10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 5.2 (Payment Procedures), 7.7 (Stock Options), 7.8 (Expenses), 7.9 (Indemnification; Directors' and Officers' Insurance) and 7.10 (Benefits and Other Matters) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

            10.2. Modification or Amendment. Subject to the provisions of applicable Law and Section 4.6, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of each of the respective parties.

            10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law and Section 4.6.

            10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

            10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section
10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

            10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

            if to Parent or Merger Sub:

            SBC Communications Inc.
            175 E. Houston
            San Antonio, TX 78205
            Attention:  James S. Kahan
            Facsimile Number:  (210) 351-2034

                        and

            SBC Communications Inc.
            175 E. Houston
            San Antonio, TX 78205
            Attention:  Wayne Watts, Esq.
            Facsimile Number:  (210) 351-3257

            with a copy to:

            Sullivan & Cromwell,
            125 Broad Street, New York, NY  10004
            Attention:  Joseph B. Frumkin, Esq.
            Facsimile Number:  (212) 558-3588

            if to the Company:

            Prodigy Communications Corporation
            6500 River Place Blvd., Building III
            Austin, TX  78730
            Attention:  General Counsel
            Facsimile Number:  (512) 527-1199
            with a copy to:

            Vinson & Elkins LLP
            One American Center
            600 Congress Avenue
            Suite 2700
            Austin, TX  78701
            Attention:  Robert S. Baird
            Facsimile Number:  (512) 236-3210

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

            10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

            10.8. No Third Party Beneficiaries. Except as provided in Article V and Sections 7.7 (Stock Options), and 7.9 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            10.9. Obligations of Parent and of the Company. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or another SBC Company to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

            10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            10.11. Interpretation. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (b) Whenever this Agreement refers to the Subsidiaries of Parent and/or Merger Sub, the term Subsidiaries shall not include in its meaning the Company and/or any Subsidiaries of the Company.

            10.12. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.




                                    SBC COMMUNICATIONS INC.



                                    By:  /s/ James S. Kahan
                                       Name:  James S. Kahan
                                       Title: Senior Executive Vice President



                                    SBC INTERNET COMMUNICATIONS, INC.



                                    By:  /s/ Richard Dietz
                                       Name:  Richard Dietz
                                       Title: SBC Internet
                                              Communications, Inc.



                                    PRODIGY COMMUNICATIONS CORPORATION



                                    By:  /s/ Daniel Iannotti
                                       Name:  Daniel Iannotti
                                       Title: Senior Vice President, General
                                              Counsel and Secretary

                                                                         ANNEX A



      Certain Conditions of the Amended Offer. Notwithstanding any other provision of the Amended Offer, Merger Sub shall not be required to accept for payment or pay for any Shares, may postpone (in accordance with the Agreement) the acceptance for payment of or pay for tendered Shares, and may (subject to the Agreement) terminate or amend the Amended Offer as to any Shares not then accepted for payment if (i) at the expiration of the Amended Offer, the Minimum Tender Condition (as defined in the Original Offer) has not been satisfied or
(ii) if on or after October 17, 2001, and at or prior to the time of acceptance for payment for any such Shares, any of the following events shall occur:

      (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or any other event that could reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (iv) in the case of any of the foregoing existing at the time of the commencement of the Amended Offer, a material acceleration or worsening thereof;

      (b) the Company shall have breached or failed to perform in any respect material in the context of the transaction any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete when made or, except for those representations or warranties that address matters only as of a particular date, thereafter shall become inaccurate or incomplete and except for the failure of any such representations and warranties to be complete and accurate that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the transactions contemplated by the Merger Agreement or impair the ability of Parent, Merger Sub, the Company or any of their respective affiliates, following consummation of the Amended Offer or the Merger, to vote the Shares purchased by them on an equal basis with all other Shares on all matters presented to the stockholders of the Company to conduct any business or operations material to the Company in any jurisdiction where they are now being conducted;

      (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other Governmental Entity by any Governmental Entity: (i) challenging the acquisition by Parent or Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Amended Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Amended Offer or the Merger; (ii) seeking to prohibit, or impose any material limitations on, Parent's or Merger Sub's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Parent or Merger Sub to dispose

                                                                         ANNEX A


of or hold separate all or any portion of Parent's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Amended Offer or the Merger; (iii) seeking to make the acceptance for payment, or payment for, some or all of the Shares illegal or render Merger Sub unable to, or result in a material delay in, or restrict, the ability of Merger Sub to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) that, in any event, is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or materially adversely affect the value of the Shares to Parent or Merger Sub or the benefits expected to be derived by Parent or Merger Sub as a result of consummation of the transactions contemplated by the Amended Offer and the Merger;

      (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Amended Offer or the Merger, or any Action shall be instituted or pending brought by any person not on behalf of a Governmental Entity or other action shall have been taken by any court or other Governmental Entity, that has a reasonable possibility of success and would reasonably be expected to, directly or indirectly, result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (c) above;

      (e) a tender or exchange offer for 25% or more of the outstanding Shares shall have been commenced or publicly proposed to be made by another Person (including the Company or its Subsidiaries), or it shall have been publicly disclosed or Merger Sub shall have learned that any Person (including the Company or its Subsidiaries), shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 25% of any class or series of capital stock of the Company (including the Shares) (other than for bone fide arbitrage purposes and other than ownership by the Telmex Affiliates) of amounts previously reported to be owned;

      (f) any change or development shall have occurred or become known after the date of this Agreement and be continuing that has had, or is reasonably likely to have, a Company Material Adverse Effect;

      (g) the Board of Directors of the Company (or the Special Committee) shall have amended, modified or withdrawn in a manner adverse to Parent or Merger Sub its recommendation of the Amended Offer, or the approval of this Agreement or the Merger, or shall have endorsed, approved or recommended any other proposal to acquire the Company, or shall have resolved to do any of the foregoing; or

                                                                         ANNEX A


      (h) this Agreement shall have been terminated by the Company or Parent or Merger Sub in accordance with its terms or Parent or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Amended Offer or delay in payment for the Shares;

which, in the reasonable judgment of Parent and Merger Sub with respect to each and every matter referred to above makes it inadvisable to proceed with the Amended Offer and/or with such acceptance for payment of or payment for Shares.

      The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition or may be waived by Parent or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. Any reasonable determination by Parent and Merger Sub concerning any event described in this Annex A will be final and binding upon all parties. The failure by Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that Merger Sub reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, Merger Sub will either promptly pay for such Shares or promptly return such Shares. In the event that the Amended Offer is terminated pursuant to the foregoing provisions, all tendered Shares not previously accepted for payment shall be returned to the tendering stockholder.